Exhibit 99.1

March 15, 2023

Dear Stockholder,

We want to provide a business update in response to the recent Silicon Valley Bank (“SVB”) and Signature Bank (“Signature”) bank failures. In summary, Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”, “our” or “we”) does not have direct exposure to these banks and we believe our indirect exposure is minimal. The following letter provides an update on our SVB and Signature exposures and an overview of our liquidity and liability structure.

BCSF Has No Direct Exposure to SVB and Signature

BCSF does not have any direct exposure to SVB or Signature through its investments, lending counterparties, cash accounts or other service relationships.

BCSF Has Minimal Indirect Portfolio Company Exposure to SVB and Signature

Bain Capital Credit’s Private Credit Group has been in direct contact with our portfolio companies over the last several days. We are fortunate to report that BCSF does not have material exposure at the portfolio company level to SVB or Signature based on our current review. As SVB’s customer base is largely comprised of venture capital-backed technology businesses, our exposure has been minimal given our focus on lending to private-equity, sponsor-backed companies.

A small number of BCSF’s portfolio companies have cash accounts with SVB based on our current review. With the recent FDIC actions, these companies have access to cash and are working to restore alternative lines of credit where necessary and continuing to manage cash with a critical lens. We do not expect to see any material impact on operations at our portfolio companies as a result of the SVB or Signature failures.

BCSF’s investments are well-diversified across portfolio companies, industries, and geographic locations. The Company has total investments across 132 portfolio companies operating across 31 different industries; our ten largest companies represent 23% of the portfolio. This portfolio diversification should mitigate the impact any single investment will have on our portfolio. Our three largest industry exposures include Aerospace & Defense (15%), High Tech Industries (11%) and Services: Business (7%) as of December 31, 2022.

Portfolio company and industry exposures have been measured at fair market value as of December 31, 2022 and exclude our investments in investment vehicles, or joint venture investments, which are comprised of diversified portfolios across portfolio companies, industries and geographic locations.

BCSF Liquidity and Liabilities

BCSF had cash and cash equivalents (including foreign cash) of $59.8 million and restricted cash and cash equivalents of $66.0 million as of December 31, 2022.

Cash and cash equivalents consist of deposits held at custodian banks, and highly liquid investments, such as money market funds. BCSF’s cash accounts (including restricted cash) are held with U.S. Bank National Association and Computershare Limited.

BCSF’s liabilities are comprised of diversified funding sources of debt capital across secured and unsecured debt structures; 43% of our outstanding debt consisted of unsecured debt and 57% of secured debt as of December 31, 2022. We maintain a focus on structurally resistant debt to provide the Company with increased financial flexibility and mitigating our funding, capital market, and counterparty risk through diverse lender groups.

BCSF had total principal debt commitments of $1,667.5 million and total principal debt outstanding of $1,395.5 million as of December 31, 2022. A summary of our debt commitments is as follows:

•	SMBC Credit Facility: BCSF has a $665.0 million senior secured revolving credit facility with Sumitomo Mitsui Banking Corporation, as Administrative Agent and Sole Book Runner, and with Sumitomo Mitsui Banking Corporation and MUFG Union Bank, N.A., as Joint Lead Arrangers (the “SMBC Credit Facility”). This facility is well-diversified across eight bank counterparties who serve as lenders. The maturity date is December 24, 2026.

•	2019-1 Debt: BCSF has $352.5 million in principal amount of debt issued through BCC Middle Market CLO 2019-1 LLC. The maturity date is October 15, 2033.

•	Unsecured Notes: BCSF has $600.0 million in total aggregate principal amount of notes due in 2026 across two notes issuances.

•	Revolving Advisor Loan: BCSF has a $50.0 million senior secured revolving credit facility with BCSF Advisors, LP, the investment adviser of the Company. The maturity date is March 27, 2023.

SVB and Signature are not lenders in any of BCSF’s debt facilities, including our debt facilities within our joint venture investments.

BCSF was in compliance with all terms under its debt facilities as of December 31, 2022. As of December 31, 2022, BCSF’s debt-to-equity and debt-to-equity (net of cash) ratios were 1.25x and 1.14x, respectively. These leverage ratios were meaningfully below the Company’s 2.0x debt-to-equity regulatory limitation. As of December 31, 2022, the Company had $303.7 million of undrawn investment commitments.

BCSF has investment grade ratings from Fitch Ratings, Inc. (BBB-/Stable), Moody’s Investors Service (Baa3/Stable) and Kroll Bond Rating Agency, LLC (BBB/Stable).

In Conclusion

We believe BCSF is well-positioned and capitalized to navigate the current environment. We thank you for your continued support and entrusting us with your capital. We will keep you apprised on any further developments across the banking market that could impact our investments.

Sincerely,

Michael Ewald

CEO and Board Member, BCSF

Partner, Bain Capital Credit, LP

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle market companies. BCSF is managed by BCSF Advisors, LP, an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, LP. Since commencing investment operations on October 13, 2016, and through December 31, 2022, BCSF has invested approximately $6.5 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this letter may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.